Exhibit 4.23

EXECUTION VERSION

Dated 7 February 2019

The Royal Bank of Scotland Group plc

and

The Commissioners of Her Majesty’s Treasury

SHARE PURCHASE DEED

Linklaters LLP
One Silk Street
London EC2Y 8HQ

Telephone: (44-20) 7456 2000

Facsimile: (44-20) 7456 2222

Ref: L-257105

Share Purchase Deed

This Deed is made on 7 February 2019 between:

(1)                            The Royal Bank of Scotland Group plc, a company incorporated in Scotland with company number SC045551 whose registered office is at 36 St Andrew Square, Edinburgh, EH2 2YB (the “Company”); and

(2)                            The Commissioners of Her Majesty’s Treasury of 1 Horse Guards Road, London SW1A 2HQ (“HM Treasury”).

Whereas:

(A)                               HM Treasury beneficially holds Ordinary Shares (as defined below) and has publicly announced its intention to sell such shares over a period of time.

(B)                               The Company and HM Treasury have agreed that the Company may, with HM Treasury’s agreement, make off-market purchases of Ordinary Shares from HM Treasury (or its nominee).

(C)                               Such off-market purchases of Ordinary Shares may be made at such times and on such number of occasions as the Company and HM Treasury may agree, including through a Directed Trading Programme or in conjunction with a Share Offering (each as described below).

(D)                              This Deed sets out the terms and conditions of any such off-market purchase referred to in Recital (B) and constitutes the contract required by section 694 of the Companies Act 2006 for such off-market purchases of its own shares by the Company.

It is agreed as follows:

1                                        Interpretation

In this Deed, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1                              Definitions

“Approved Price Range” means a price per Ordinary Share (exclusive of expenses) that is:

(a)                            greater than or equal to the nominal value of an Ordinary Share at the relevant time (being £1.00 at the date of this Deed); and

(b)                           less than or equal to the higher of:

(i)                                     105 per cent. of the average of the midmarket quotations for an Ordinary Share as derived from The Daily Official List of The London Stock Exchange for the five Trading Days immediately preceding the day on which the Ordinary Share is contracted to be purchased; and

(ii)                                  that stipulated by Commission–adopted Regulatory Technical Standards pursuant to Article 5(6) of the Market Abuse Regulation (2014/596/EU);

“Business Day” means any day (other than a Saturday or Sunday) on which clearing banks are open for a full range of banking transactions in London;

“Company Nominated Broker(s)” has the meaning set out in Clause 3.2.2(i);

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“Directed Trading Programme” means an arrangement under which one or more Company Nominated Brokers and one or more HM Treasury Nominated Brokers may (in their sole discretion and acting on behalf of the Company or HM Treasury, as the case may be) agree purchases and sales of Ordinary Shares at the Relevant Market Price on any Trading Day during a Directed Trading Programme Period;

“Directed Trading Programme Period” has the meaning set out in Clause 3.2.1;

“Encumbrance” means any pledge, mortgage, charge, lien or encumbrance or other claim;

“FSMA” means the Financial Services and Markets Act 2000, including any regulations made pursuant thereto;

“HM Treasury Nominated Broker(s)” has the meaning set out in Clause 3.2.2(ii);

“Listing Rules” means the Listing Rules made by the Financial Conduct Authority pursuant to section 73A of FSMA, as amended from time to time;

“Main Market” means the main market for listed securities of London Stock Exchange plc;

“Off-Market Purchase Completion” means completion of any off-market purchase of Ordinary Shares from HM Treasury (or its nominee) by the Company in accordance with Clause 4;

“Ordinary Share” means an ordinary share of £1.00 in the capital of the Company;

“Relevant Market Price” means the price per Ordinary Share prevailing as at the relevant Time of Sale as appearing on, or derived from, Bloomberg page (quote/RBS:LN) (or any successor page) in respect of the Ordinary Shares or, when the Time of Sale is outside of trading hours on the Main Market, such price as at the most recent close of trading on the Main Market;

“Share Offering” means any offer or sale of Ordinary Shares by HM Treasury (or its nominee) by way of or including an institutional placement, whether to persons located in the United Kingdom and/or in any other jurisdiction excluding, for the avoidance of doubt, any sale of Ordinary Shares to the Company pursuant to this Deed;

“Share Offering Price” means, in respect of any Share Offering, the price at which each Ordinary Share is to be sold in such Share Offering (as determined through a bookbuilding process) or, if different, the price at which each Ordinary Share is to be sold in the institutional placement that forms part of that Share Offering (as determined through a bookbuilding process);

“Shareholder Approval” means a special resolution of the Company’s members approving the terms of this Deed pursuant to section 694 of the Companies Act 2006 and authorising the Company to make off-market purchases from HM Treasury (or its nominee);

“Time of Sale” means the time and date on which the Company (or the Company Nominated Broker(s) acting on its behalf) agrees to make an off-market purchase other than an off-market purchase in conjunction with a Share Offering;

“Trading Day” means any day during which the Ordinary Shares are traded on the Main Market; and

“Wholly Owned Entity” has the meaning set out in Clause 11.2.

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1.2                              Interpretation

1.2.1              The Interpretation Act 1978 shall apply to this Deed in the same way as it applies to an enactment.

1.2.2              References to a statutory provision include any subordinated legislation made from time to time under that provision.

1.2.3              References to a statutory provision include that provision as from time to time modified, supplemented, replaced or re-enacted so far as such modification, supplement, replacement or re-enactment applies or is capable of applying to any transactions entered into in accordance with this Deed.

1.2.4                   References in this Deed to clauses are to Clauses of this Deed.

1.2.5              Headings shall be ignored in construing this Deed.

2                                        Right to make off-market purchases of Ordinary Shares

2.1                              Subject to the agreement of HM Treasury, the Company shall be entitled to make an off-market purchase of Ordinary Shares from HM Treasury (or its nominee), provided that:

2.1.1              Shareholder Approval has been obtained;

2.1.2              the proposed off-market purchase will, when aggregated with any other related party transactions (as such term is defined in the Listing Rules) entered into between the Company or any member of its corporate group and HM Treasury (or an associate (as such term is defined in the Listing Rules) of HM Treasury) within the previous 12 months and which has not been approved by the Company’s members be treated as a “smaller” related party transaction under Listing Rule 11.1.10R;

2.1.3              without prejudice to Clause 2.2.2, the proposed off-market purchase will not result in more than the lower of 4.99 per cent. of:

(i)                                     the Company’s issued ordinary share capital as at the date of this Deed; and

(ii)                                  the Company’s issued ordinary share capital as at the date of the relevant off-market purchase,

having been purchased within the previous 12 months;

2.1.4              subject to Clause 2.2.1, the price payable by the Company to HM Treasury (or its nominee) for any off-market purchase of an Ordinary Share shall be the Relevant Market Price provided that such price is within the Approved Price Range;

2.1.5              the consideration payable by the Company to HM Treasury (or its nominee) for any off-market purchase pursuant to this Deed expressed as a percentage of the Company’s market capitalisation at the date of such off-market purchase (the “Consideration Percentage”) will not (when aggregated with the Consideration Percentage for any other purchases by the Company from HM Treasury (or its nominee) within the previous 12 months) exceed 4.99 per cent.;

2.1.6              written confirmation has been received from a sponsor in accordance with Listing Rule 11.1.10R(2)(b); and

2.1.7              the Prudential Regulation Authority has approved the relevant off-market purchase.

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2.2                         If an off-market purchase is made in conjunction with a Share Offering pursuant to Clause 3.2, then the following additional conditions shall apply:

2.2.1                   the price payable by the Company to HM Treasury (or its nominee) for such off-market purchase of an Ordinary Share shall be the relevant Share Offering Price (and, for the avoidance of doubt, Clause 2.1.4 shall not apply); and

2.2.2                   the number of Ordinary Shares which the Company may elect to purchase off-market at the time of such Share Offering shall not exceed 50 per cent. of the number of Ordinary Shares, which are the subject of the relevant Share Offering.

3                                   Procedure for off-market purchases

3.1                         In respect of any off-market purchase other than an off-market purchase conducted through a Directed Trading Programme or in conjunction with a Share Offering:

3.1.1                   the Company or HM Treasury may notify the other party in accordance with Clause 7 of the number of Ordinary Shares it offers to purchase or sell, as the case may be, off-market at the Relevant Market Price and the proposed Time of Sale and completion date for such off-market purchase and the time by which such offer must be accepted;

3.1.2                   on receipt of any notification pursuant to Clause 3.1.1, HM Treasury or the Company, as the case may be, may notify the other party in accordance with Clause 7 of its decision to accept the Company’s offer to purchase or HM Treasury’s offer to sell, as the case may be, off-market such number of Ordinary Shares on the terms specified in the notification. Any notification pursuant to this Clause 3.1.2 must be given to the other party by the time specified in the notification of the offer. If HM Treasury or the Company does not so notify the other party pursuant to this Clause 3.1.2 then it shall be deemed to have declined the relevant offer; and

3.1.3                   on giving notice of the acceptance of an offer pursuant to Clause 3.1.2, HM Treasury shall be bound to sell and the Company shall be bound to purchase the number of Ordinary Shares specified in the relevant notice at the Relevant Market Price at the relevant Off-Market Purchase Completion.

3.2                         In respect of any off-market purchase conducted through a Directed Trading Programme:

3.2.1                   the Company and HM Treasury shall agree to commence a Directed Trading Programme for a specified period of time which shall end no later than the date of termination of this Deed (the “Directed Trading Programme Period”);

3.2.2                   on or prior to the commencement of the Directed Trading Programme Period:

(i)                                the Company shall appoint one or more broker(s) (the “Company Nominated Broker(s)”) to purchase on behalf of the Company (at the sole discretion of such Company Nominated Broker(s)) Ordinary Shares from HM Treasury or its nominee (or the HM Treasury Nominated Broker(s) acting on behalf of HM Treasury) at the Relevant Market Price (subject to a maximum price) on any Trading Day for the duration of the Directed Trading Programme Period (up to a maximum aggregate number of Ordinary Shares); and

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(ii)                             HM Treasury shall appoint one or more broker(s) (the “HM Treasury Nominated Broker(s)”) to sell on behalf of HM Treasury (at the sole discretion of such HM Treasury Nominated Broker(s)) Ordinary Shares to the Company (or the Company Nominated Broker(s)) at the Relevant Market Price on any Trading Day for the duration of the Directed Trading Programme Period (up to a maximum aggregate number of Ordinary Shares); and

3.2.3              the Company Nominated Broker(s) and the HM Treasury Nominated Broker(s) may (in their sole discretion and acting on behalf of the Company or HM Treasury, as the case may be) agree purchases and sales of Ordinary Shares in accordance with any instructions given to them by the Company and HM Treasury as the case may be (including those referred to in Clause 3.2.2) and subject to the conditions in Clause 2.1.

3.3                              In respect of any off-market purchase in conjunction with a Share Offering:

3.3.1     subject to applicable laws and HM Treasury agreeing to sell Ordinary Shares to the Company, HM Treasury shall notify the Company in accordance with Clause 7 of a proposed Share Offering prior to the announcement of such Share Offering;

3.3.2     on receipt of any notification pursuant to Clause 3.3.1 and subject to applicable laws, the Company shall notify HM Treasury in accordance with Clause 7 of any decision to make an off-market purchase in conjunction with the proposed Share Offering referred to in Clause 3.3.1. Any such notice shall specify the number of Ordinary Shares to be purchased off-market and may not be given following the announcement of such Share Offering; and

3.3.3     on giving notice pursuant to Clause 3.3.2, the Company shall be bound to purchase and, if it agrees to sell, HM Treasury shall be bound to sell the number of Ordinary Shares specified in the relevant notice at the relevant Share Offering Price at the relevant Off-Market Purchase Completion.

3.4                              Subject to applicable law, each party shall provide the other party with a reasonable opportunity to comment on any references to any proposed off-market purchase in any announcement relating to such an off-market purchase or, if applicable, a Share Offering.

4                                        Off-Market Purchase Completion

4.1                              On any Off-Market Purchase Completion:

4.1.1              the Company (or the Company Nominated Broker(s) acting on its behalf) shall pay to HM Treasury (or the HM Treasury Nominated Broker(s) acting on its behalf) an amount equal to the product of (i) the number of Ordinary Shares the subject of the relevant off-market purchase; and (ii) the price payable for each Ordinary Share in accordance with Clause 2.1.4 or 2.2.1, as applicable; and

4.1.2              HM Treasury (or the HM Treasury Nominated Broker(s) acting on its behalf) shall procure the transfer to the Company (or the Company Nominated Broker(s) acting on its behalf) of Ordinary Shares the subject of the relevant off-market purchase.

4.2                              An Off-Market Purchase Completion shall take place at such time as the Company (or the Company Nominated Broker(s) acting on its behalf) and HM Treasury (or the HM Treasury Nominated Broker(s) acting on its behalf) may agree in writing, provided that if an off-

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market purchase is made in conjunction with a Share Offering it shall take place at the same time as, or immediately following and on the same business day as, settlement of the relevant Share Offering.

4.3                              If any condition in Clause 2 is not satisfied or, in the case of an off-market purchase in conjunction with a Share Offering, the relevant Share Offering does not proceed to settlement, neither the Company (or the Company Nominated Broker(s) acting on its behalf) nor HM Treasury (or the HM Treasury Nominated Broker(s) acting on its behalf) shall have any obligations in respect of the relevant proposed off-market purchase or any claim against the other in respect of it.

4.4                              Ordinary Shares sold in an off-market purchase pursuant to this Deed shall be sold free from Encumbrances.

5                                        Termination

5.1                              Subject to Clause 5.2, this Deed shall terminate with immediate effect and all rights and obligations of the parties under this Deed shall cease forthwith upon the earlier of:

5.1.1              the date that the Shareholder Approval expires; and

5.1.2              agreement in writing between the parties to terminate this Deed, provided that, if either party requests that this Deed be terminated, the other party shall not unreasonably withhold or delay its agreement.

5.2          Termination of this Deed shall be without prejudice to the rights of either party that may have arisen prior to termination. The whole of this Clause 5 and Clauses 6 to 15 shall survive termination of this Deed.

6                                        Warranties/Undertakings

6.1          HM Treasury warrants and undertakes to the Company that the following warranties will be true and not misleading (i) as at the date of each notification by the Company or HM Treasury pursuant to Clause 3, (ii) on each Trading Day during a Directed Trading Programme Period on which a Company Nominated Broker agrees to purchase Ordinary Shares from HM Treasury or its nominee (or the HM Treasury Nominated Broker(s) acting on behalf of HM Treasury), and (iii) as at the date of each Off-Market Purchase Completion:

6.1.1              each of the Ordinary Shares the subject of the relevant off-market purchase is beneficially owned by the Crown and HM Treasury (or its nominee) has the power to sell or procure the sale of the Ordinary Shares the subject of the relevant off-market purchase, in each case free from all Encumbrances; and

6.1.2              the Ordinary Shares the subject of the relevant off-market purchase are all fully paid.

7                                        Notices

7.1                              Any notice or other communication in connection with this Deed shall be in writing and shall be sufficiently given or served if delivered or sent:

7.1.1              in the case of the Company to:

Corporate Governance & Regulatory Affairs

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RBS Gogarburn
PO BOX 1000
Edinburgh

EH12 1HQ

Attention: The Company Secretary

with a copy to:

Head of Investor Relations

The Royal Bank of Scotland Group plc

280 Bishopsgate

London

EC2M 4RB

Email address: Matthew.Waymark@rbs.co.uk

7.1.2                   in the case of HM Treasury to:

1 Horse Guards Road
London SW1A 2HQ

Attention: Director, Financial Stability

Email address: FinancialStabilityGMS@HMTreasury.gov.uk

7.2                              A copy of each notice delivered by email shall be sent by hand or post to the recipient in accordance with Clause 7.1, but failure to send such a copy shall not render any notice ineffective.

7.3                              Any such notice or other communication shall be delivered by hand, post or email. In the absence of evidence of earlier receipt, a notice or other communication is deemed given:

7.3.1              if sent by email, when sent (provided that an email shall be deemed not to have been sent if the sender receives a delivery failure notification); or

7.3.2              if delivered by hand or post, at the time of actual delivery.

7.4                              A party may change its notice details for the purposes of Clause 7.1 by notifying the other party of such change, provided that such notification shall only be effective on:

7.4.1              the date specified in the notification as the date on which the change is to take place, being not less than five Business Days after the date of such notice; or

7.4.2              if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

8                                        Entire agreement

The Deed contains the whole agreement between the parties in relation to the subject matter of this Deed to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Deed.

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9                                        Stamp Duty

The Company shall pay (or, if applicable, reimburse HM Treasury, its nominee and/or any HM Treasury Nominated Broker for) all stamp duty or stamp duty reserve tax (and associated fines, penalties and interest) arising as a result of:

9.1.1              the execution and delivery of this Deed;

9.1.2              the purchase or repurchase of (or agreement to purchase or repurchase) Ordinary Shares by, or the transfer (or agreement to transfer) Ordinary Shares to, the Company, a Company Nominated Broker or any other agent or nominee of the Company as contemplated in this Deed (whether pursuant to a Directed Trading Programme, in conjunction with a Share Offering or otherwise); and/or

9.1.3              the transfer (or agreement to transfer) Ordinary Shares to any HM Treasury Nominated Broker acting as agent for HM Treasury (and not, for the avoidance of doubt, as principal) as contemplated in this Deed, in each case other than:

(i)                                     fines, penalties or interest payable as a result of any unreasonable delay or wilful default by HM Treasury or a HM Treasury Nominated Broker in accounting for the relevant stamp duty or stamp duty reserve tax; and

(ii)                                  for the avoidance of doubt, stamp duty or stamp duty reserve tax (and associated fines, interest and penalties) arising in respect of: (x) transfers of, or agreements to transfer, Ordinary Shares to persons other than the Company, any HM Treasury Nominated Broker, any Company Nominated Broker or another agent or nominee of the Company; or (y) transfers of, or agreements to transfer, Ordinary Shares to an HM Treasury Nominated Broker where the Ordinary Shares are to be purchased from such broker by a person other than the Company or a Company Nominated Broker or any other agent or nominee of the Company.

10                                Further Assurances

Each party agrees to do all things and execute all deeds, instruments, transfers or other documents as may be necessary or desirable to give full effect to the provisions of this Deed and the transactions contemplated by it.

11                                Assignment

11.1                       Subject to Clause 11.2, neither party to this Deed shall be permitted to assign, transfer or novate, or purport to assign, transfer or novate, all or any of its rights, benefits or obligations under this Deed to any other person without the prior written consent of the other party.

11.2                       HM Treasury shall be permitted to transfer, assign or novate its rights and obligations under this Deed to any entity which is wholly owned, directly or indirectly, by HM Treasury (a “Wholly Owned Entity”). In the event of any such assignment, transfer or novation of rights or obligations, HM Treasury shall procure that, immediately prior to any such Wholly Owned Entity ceasing to be wholly owned directly or indirectly by HM Treasury, such rights or obligations (as appropriate) shall be novated, assigned or transferred to HM Treasury or to any other Wholly Owned Entity.

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12       Counterparts

This Deed may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

13       Variation

No variation of this Deed shall be effective unless in writing and signed by or on behalf of each party.

14       Third Party Rights

A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Deed.

15       Governing Law and Jurisdiction

This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law. Each party submits to the exclusive jurisdiction of the English courts to settle any dispute which may arise out of or in connection with this Deed.

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In witness whereof this Deed has been duly executed and delivered as a Deed by the Parties on the day and year first before written.

SIGNED as a Deed by THE ROYAL BANK OF SCOTLAND GROUP PLC, acting by

___________________________, a Director
Signature of Director

In the presence of:

Signature of witness

Name of witness:

Occupation:

Address:

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Executed as a deed by	)
)
)
COMMISSIONER OF HER MAJESTY’S TREASURY, in the presence of:	)
	)	Commissioner of Her Majesty’s Treasury

Witness’s signature:

Name (print):

Occupation:

Address:

Executed as a deed by	)
)
)
COMMISSIONER OF HER MAJESTY’S TREASURY, in the presence of:	)	Commissioner of Her Majesty’s Treasury
)

Witness’s signature:

Name (print):

Occupation:

Address:

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